Exhibit 4.5

EXECUTION VERSION

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of August 18, 2017, among Sabra Health Care Limited Partnership (as successor to Care Capital Properties, LP, a Delaware limited partnership (“CCP”)), a Delaware limited partnership (the “Issuer”), Sabra Health Care REIT, Inc. (as successor to Care Capital Properties, Inc., a Delaware corporation, and as successor to Care Capital Properties GP, LLC, a Delaware limited liability company), a Maryland corporation (the “Parent” or “Sabra GP”), and Regions Bank, an Alabama state chartered banking corporation, as Trustee (the “Trustee”). The Issuer and the Parent each hereby notify the Trustee that their address for purposes of the Indenture shall be 18500 Von Karman Avenue, Suite 550, Irvine, CA 92612.

WITNESSETH

WHEREAS, CCP, as Issuer, Care Capital Properties, Inc., as Parent, and Care Capital Properties GP, LLC, as General Partner, have heretofore executed and delivered to the Trustee an Indenture dated as of July 14, 2016 (the “Indenture”) providing for the issuance and guarantee of the 5.125% Senior Notes due 2026 (the “Notes”);

WHEREAS, Care Capital Properties, Inc. previously merged with and into PR Sub, LLC, a Delaware limited liability company, and the First Supplemental Indenture was executed by the Trustee, the Issuer, Merger Sub, as a successor Parent, and the General Partner, substantially concurrently with such merger;

WHEREAS, PR Sub, LLC (“Merger Sub”) previously merged with and into the Parent, and the Second Supplemental Indenture was executed by the Trustee, the Issuer, Parent, as a successor Parent, and the General Partner substantially concurrently with such merger;

WHEREAS, CCP previously merged with and into the Issuer, and the Third Supplemental Indenture was executed by the Trustee, the Issuer, as a successor Issuer, Parent, and the General Partner substantially concurrently with such merger;

WHEREAS, Care Capital Properties GP, LLC has merged (the “Merger”) with and into Sabra GP and, as a virtue of the Merger, Sabra GP is the general partner of the Issuer;

WHEREAS, Section 10.03 of the Indenture provides that under certain circumstances the General Partner may merge into another Person, provided that, among other things, the successor entity expressly assumes the guarantee endorsed on the Notes and the due and punctual performance and observance of all of the covenants and conditions in the Indenture;

WHEREAS, as a result of the Merger, Sabra GP has assumed, and pursuant to the terms of the Indenture, is required to expressly assume the guarantee endorsed on the Notes and the due and punctual performance and observance of all of the covenants and conditions in the Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized and directed to execute and deliver this Fourth Supplemental Indenture upon the request of Issuer; and

WHEREAS, Issuer hereby requests that the Trustee so execute and deliver this Fourth Supplemental Indenture and, together with Parent and the General Partner, certifies hereby that all the conditions and requirements necessary to make this Fourth Supplemental Indenture a valid, binding and legal instrument of each of them, enforceable against each of them in accordance with its terms, in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of Sabra, Sabra GP and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    ASSUMPTION OF THE GUARANTEE. Sabra GP hereby confirms that, as a result of the Merger, it has assumed the Guarantee, on and subject to the terms, conditions and limitations set forth in the Indenture, and the obligations of the General Partner pursuant to the Indenture and agrees hereby to duly and punctually perform and observe the Guarantee and all of the covenants and conditions under the Indenture as the General Partner and a Guarantor thereunder.

3.    NEW YORK LAW TO GOVERN. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK.

4.    COUNTERPARTS. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF may be used in lieu of the originals and shall be deemed to be their original signatures for all purposes.

5.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

6.    THE TRUSTEE. The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Sabra and Sabra GP.

7.    REPRESENTATIONS AND WARRANTIES. Sabra and Sabra GP hereby represent and warrant to the Trustee and the Holders that all the conditions and requirements necessary to make this Fourth Supplemental Indenture a valid, binding and legal instrument, enforceable in accordance with its terms, have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the date first above written.

SABRA HEALTH CARE LIMITED PARTNERSHIP, as Issuer

By:	Sabra Health Care, REIT, Inc., its general partner

By:	/s/ Harold W. Andrews, Jr.
	Name:	Harold W. Andrews, Jr.
	Title:	Executive Vice President, Chief Financial Officer and Secretary

SABRA HEALTH CARE REIT, INC., as Parent, General Partner and a Guarantor

By:	/s/ Harold W. Andrews, Jr.
	Name:	Harold W. Andrews, Jr.
	Title:	Executive Vice President, Chief Financial Officer and Secretary

[Signature Page to Fourth Supplemental Indenture]

REGIONS BANK, as Trustee

By:	/s/ R. Douglas Milner
	Name:	R. Douglas Milner
	Title:	Vice President

[Signature Page to Fourth Supplemental Indenture]